POLYMER GROUP, INC.
2014 INTEGRATION INCENTIVE COMPENSATION PLAN
1.    Establishment, Objectives and Duration
1.1    Establishment of the Plan. Polymer Group, Inc., a Delaware corporation (“the “Company”), hereby establishes the Polymer Group, Inc. 2014 Integration Incentive Compensation Plan (the “Plan”), as set forth herein and as it may be amended from time to time. The Plan shall become effective as of the date of its approval by the Board of Directors of the Company.
1.2    Plan Objectives. The Plan is intended to (a) provide cash-based incentive compensation to certain key Employees (as defined below) by directly linking financial rewards to achieving synergies in connection with the acquisition of Fiberweb (as defined below), (b) increase such key Employees’ personal interest in achieving synergies among the Company’s operating units, and (c) enhance the Company’s ability to retain key Employees who are integral to execution of integration activity, synergy attainment, and overall performance of the Company.
1.3    Duration of the Plan. The Plan shall remain in effect through the date upon which the last incentive payments are made under the Plan, subject to the right of the Committee (as defined below) to amend or terminate the Plan at any time pursuant to Section 9 hereof.
2.    Definitions.
2.1    “Base Salary” means a Participant’s annual base salary as in effect on March 18, 2014.
2.2    “Base Synergy Target” means a specific dollar value of Synergy Goals, as determined by the Committee in its sole discretion.
2.3    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.4    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.5    “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan and incentive awards to Participants hereunder or, in the absence of any such committee, the Board.
2.6    “Company” means Polymer Group, Inc.
2.7    “EBITDA Target” means the Company’s consolidated EBITDA target as determined by the Committee in its sole discretion for the applicable fiscal year.
2.8    “Employee” means an employee of the Company or a Subsidiary.
2.9    “Enhanced Synergy Target” means a dollar value of Synergy Goals, inclusive of the Base Synergy Target, as determined by the Committee in its sole discretion.
2.10    “Fiberweb” means Fiberweb plc and the specialty nonwoven products and materials business acquired by the Company in November 2013.
2.11    “Incentive Target Award” means, with respect to a Participant, the amount that results from multiplying the Participant’s Base Salary by the incentive percentage designated by the Committee for such Participant pursuant to Section 4.1.

2.12    “Participant” means a key Employee who has been selected by the Committee to participate in the Plan.
2.13    “Plan” means this Polymer Group, Inc. 2014 Integration Incentive Compensation Plan, as amended from to time.
2.14    “Subsidiary” means (a) a corporation, partnership, joint venture, or other entity in which the Company has an ownership interest of at least fifty percent (50%), and (b) a corporation, partnership, joint venture, or other entity in which the Company holds an ownership interest, where the ownership interest is less than fifty percent (50%), but which, in the sole discretion of the Committee, is treated as a Subsidiary for purposes of the Plan.
2.15    “Synergy Goals” means cost saving, growth opportunities, and other efficiency goals related to the post-acquisition integration of Fiberweb, as defined and measured by the Committee in its sole discretion.
2.16    “Synergy Realization Measurement Date” means June 30, 2015 for the Base Synergy Target and December 31, 2015 for the Enhanced Synergy Target.
2.17    “Synergy Run Rate Measurement Date” means June 30, 2014 for the Base Synergy Target and December 31, 2014 for the Enhanced Synergy Target.
3.    Administration.
3.1    General Authority. The Plan shall be administered by the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, the Committee shall have the authority in its sole discretion, subject to the provisions of the Plan, to administer the Plan and to exercise all of the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to select the key Employees who participate in the Plan; to determine the incentive percentage for each Participant; to determine the Synergy Goals upon which payments under the Plan shall be based and the extent to which such Synergy Goals have been achieved; to construe and interpret the Plan and any document or instrument issued under the Plan; to establish, amend, or waive rules and regulations for the Plan’s administration; and to make all other determinations and take all other actions deemed necessary or advisable for the administration of the Plan. The Committee shall have the authority to delegate administrative duties to officers of the Company.
3.2    Non-U.S. Participants. The Committee may, in its sole discretion, vary, modify, or amend the terms of the Plan with respect to an incentive award for a Participant in any manner the Committee deems to be necessary or appropriate in order to conform to or accommodate differences in laws, rules, regulations, customs, or policies of a jurisdiction outside of the United States where the Participant is located or employed or so that the value and other benefits of the incentive award to the Participant, as affected by foreign tax laws and other restrictions that apply due to the Participant’s residence or employment abroad, shall be comparable to the value of such award to a Participant who is a resident or primarily employed in the United States. The Committee also may establish administrative rules and procedures to facilitate the operation of the Plan in such foreign jurisdictions. The Committee also may establish one or more sub-plans under the Plan for purposes of satisfying applicable laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing such terms and conditions as it deems necessary or advisable. All such supplements shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

3.3    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, directors, Employees, Participants, and their estates and beneficiaries.
4.    Participation.
The Committee shall designate the Employees who will be Participants in this Plan. Participation in the Plan shall be limited to members of the Company’s leadership team and certain Employees who report directly to members of the Company’s leadership team, as designated by the Committee. For each Participant (or category of Participants), the Committee shall designate an incentive percentage for purposes of the potential award under this Plan.
5.    Incentive Awards.
5.1    Achievement of Synergy Goals and Incentive Target Awards.
(a)    Synergy Run Rate for Base Synergy Target. The Committee shall evaluate the Company’s performance as of the Synergy Run Rate Measurement Date for the Base Synergy Target. If (i) the Committee determines that, on a run-rate basis, the Base Synergy Target has been achieved, and (ii) the Company achieves actual consolidated EBITDA (as determined by the Committee) for 2014 at least equal to 95% of the EBITDA Target for 2014, then each Participant shall be eligible to receive a cash payment equal to 10% of his or her Incentive Target Award. Subject to Section 5.1(e) below, such payments shall be made during January 2015 or as soon as administratively practicable thereafter.
(b)    Synergy Realization for Base Synergy Target. The Committee shall evaluate the Company’s performance as of the Synergy Realization Measurement Date for the Base Synergy Target. If (i) the Committee determines that the Base Synergy Target has been achieved, and (ii) the Company achieves actual consolidated EBITDA (as determined by the Committee) for 2014 at least equal to 95% of the EBITDA Target for 2014, then each Participant shall be eligible to receive a cash payment equal to 30% of his or her Incentive Target Award. Subject to Section 5.1(e) below, such payments shall be made during July 2015 or as soon as administratively practicable thereafter.
(c)    Synergy Run Rate for Enhanced Synergy Target. The Committee shall evaluate the Company’s performance in the aggregate as of the Synergy Run Rate Measurement Date for the Enhanced Synergy Target. If (i) the Committee determines that, on a run-rate basis, the Enhanced Synergy Target has been achieved, and (ii) the Company achieves actual consolidated EBITDA (as determined by the Committee) for 2014 at least equal to 95% of the EBITDA Target for 2014, then each Participant shall be eligible to receive a cash payment equal to 15% of his or her Incentive Target Award. Subject to Section 5.1(e) below, such payments shall be made during January 2015 or as soon as administratively practicable thereafter.
(d)    Synergy Realization for Enhanced Synergy Target. The Committee shall evaluate the Company’s performance in the aggregate as of the Synergy Realization Measurement Date for the Enhanced Synergy Target. If (i) the Committee determines that the Enhanced Synergy Target has been achieved, and (ii) the Company achieves actual consolidated EBITDA (as determined by the Committee) for 2015 at least equal to 95% of the EBITDA Target for 2015, then each Participant shall be eligible to receive a cash payment equal to 45% of his or her Incentive Target Award. Subject to Section 5.1(e) below, such payments shall be made during January 2016 or as soon as administratively practicable thereafter.

(e)    Employment Condition. A Participant shall not be eligible for any payment with respect to his or her Incentive Target Award unless the Participant remains continuously employed with the Company or applicable Subsidiary through the actual payment date, as determined by the Committee.
(f)    Forfeitures. To the extent that the Committee determines that no payments shall be made pursuant to Section 5.1(a), (b), (c) and/or (d) above, such portion of the Incentive Target Award shall be forfeited in its entirety, regardless of future performance. For the avoidance of doubt, however, the failure to meet the conditions for one payment under Section 5.1(a), (b), (c) or (d) above does not preclude the opportunity to receive payment under another such provision if the applicable subsequent conditions are met.
5.2    Awards Treated as Compensation. Awards made under the Plan may be includable in the Participant’s compensation for purposes of the Company’s 401(k) retirement savings plan(s) subject to overall plan rules and regulatory limits.
5.3    Withholding. The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, any and all federal, state, local, and foreign taxes or other amounts required by law or authorized by the Participant to be withheld.
6.    Changes in Status.
The Committee may, in its sole discretion, make such adjustments and modifications regarding the implementation of and payments under the Plan as it shall deem appropriate with regard to any Participant who may be newly hired, transferred, promoted or reassigned, or may take an approved leave of absence, during the term of this Plan.
7.    Company Policies.
All Incentive Target Awards and payments under this Plan shall be subject to the terms and conditions of any policy regarding clawbacks, forfeitures, or recoupments adopted by the Company from time to time and all such Incentive Target Awards and payments shall be subject to clawback, forfeiture and recoupment in accordance with any applicable law, regulation or stock exchange listing requirement. Without limiting the foregoing, by participating in the Plan and accepting any payments hereunder, each Participant agrees to repay to the Company any amount that may be required to be repaid under any such policy, law, regulation, or stock exchange listing requirement.
8.    No Right to Employment or Participation.
The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Participant’s employment at any time for any reason or no reason, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company or of any Subsidiary. Further, no Employee shall have the right to be selected as a Participant.
9.    Amendment, Modification, and Termination.
Subject to the other terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part.
10.    Miscellaneous.

10.1    Expenses of the Plan. The expenses of administering this Plan shall be borne by the Company.
10.2    Unfunded Status of Incentive Awards. The Plan is intended to constitute an unfunded plan for incentive compensation. Payments shall be made solely from the general assets of the Company and/or its Subsidiaries and neither the Company nor any Subsidiary shall be required to segregate any specific funds, assets, or other property from its general assets with respect to any payments under this Plan. With respect to any payments for which a Participant may be eligible pursuant to an Incentive Target Award, nothing contained in the Plan shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
10.3    No Transferability of Rights. A Participant’s rights and interests under the Plan may not be assigned, pledged, transferred, or made subject to any lien, either directly or by operation of law or otherwise (except for a transfer by will or the laws of descent and distribution in the event of a Participant’s death), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner.
10.4    Other Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by the Company to be appropriate or in its interests or to limit the authority of the Company to exercise its corporate rights and powers, including, without limitation, the right of the Company to authorize any change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its business or assets, whether or not such action would have an adverse effect on potential payments under this Plan.
10.5    Section 409A. It is the general intent of the Company that neither this Plan nor any payments hereunder be subject to Section 409A of the Code. To the extent an award under this Plan does not provide for a deferral of compensation (within the meaning of Section 409A of the Code), but may be deferred under a nonqualified deferred compensation plan established by the Company, the terms of such nonqualified deferred compensation plan shall govern such deferral. Notwithstanding the foregoing, the Company does not guarantee to any Participant (or any other person) that the Plan or any potential payment hereunder complies with or is exempt from Section 409A of the Code, and shall not have any liability to or indemnify or hold harmless any individual with respect to any tax consequences that arise under or in connection with Section 409A of the Code.
10.6    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
10.7    Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
10.8    Requirements of Law. This Plan and awards hereunder shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required.
10.9    Governing Law. The Plan and all awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

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